Exhibit 99.1

                                  News Release

November 1, 2000                                           Symbols: CDNX - WIZ
                                                                     OTC - WIZZF
                                                                     FWB - WSJ
                          WSi ANNOUNCES LOAN AGREEMENT

WSi Interactive Corporation ("WSi") is pleased to announce that it has entered into an interest bearing Loan Agreement under which the Lender will loan CDN $500,000 to WSi (the "Loan"). These funds will be used by WSi for working capital purposes.

The Lender shall have the right at any time prior to repayment of the Loan, to convert all or part of the outstanding principal amount of the Loan into common shares of WSi. The deemed price per share for conversion is the lesser of $0.33 or the market price at the time of conversion. Interest accrued on the Loan will be converted into common shares of WSi at the market price at the time of conversion. The Loan shall be due and payable on April 29, 2001.

As security for repayment of the Loan, WSi has agreed to provide a General Security Agreement to the Lender to be registered as a first charge against the assets of WSi.

Any shares acquired by the Lender upon conversion of the Loan or accrued interest shall be subject to a four month hold period commencing on the date of the Agreement.

The Agreement is subject to approval by the Canadian Venture Exchange.

Proposed Repricing of Warrants

On June 30, 2000, WSi announced the closing of a private placement of 1,781,000 units at a price of $0.73 each for gross proceeds of $1,300,130. Each unit consisted of one share and one warrant to purchase an additional share at an exercise price of $0.91 per share. The warrants expire on June 30, 2002. All shares issued under the units and any shares issued on exercise of the warrants are subject to a hold period expiring on October 30, 2000. To date, none of the 1,781,000 warrants have been exercised.

In accordance with CDNX policies, WSi is proposing to reduce the exercise price of 1,137,099 warrants from $0.91 to $0.40. The aggregate number of repriced warrants to be held by Insiders of WSi will be 178,099. The term of the warrants will remain unchanged at June 30, 2002. The remaining 643,901 warrants are held by Insiders and will remain at the original exercise price of $0.91.
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The proposed reduction to the warrant exercise price is subject to approval by
CDNX.

Proposed Amendment to Stock Options

Subject to CDNX approval, WSi is proposing to reprice the following outstanding options to an exercise price of $0.35 per share:

      (a) 358,667 options originally granted on July 12, 1999 at an exercise price of $0.50 per share. Expiry date is July 12, 2004;

      (b) 130,000 options originally granted on December 21, 1999 at an exercise price of $0.52 per share. Expiry date is December 21, 2004.

These options were all issued to employees or consultants of WSi or its subsidiaries under the 1999 Stock Option Plan which was previously approved by the shareholders of WSi at the last Annual General Meeting. None of the options proposed for repricing are held by Insiders of WSi.

About WSi Interactive Corporation

WSi generates revenue by marketing and selling products and services based on its core competencies of integrated marketing, web and business development services and by investing in content and infrastructure of Internet businesses. The three divisions that represent the core of WSi are direct marketing, Internet marketing, and web development and hosting services. All three are complementary and provide total solutions to a wide variety of client objectives. These divisions are complemented by a dedicated team of business development professionals who actively seek growth opportunities and investments for WSi. WSi generates revenue from new businesses by providing development support based on those same core competencies.

To receive information on WSi by e-mail, please forward your Internet address to: info@ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.